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                                                                    EXHIBIT 11.4

                            ALLEGIANCE TELECOM, INC.

                         COMPUTATION OF PER SHARE LOSS

                      Nine Months Ended September 30, 1998

                      (In thousands, except share amounts)


                                                        NUMBER OF SHARES    PERCENT OUTSTANDING    EQUIVALENT SHARES
                                                        ----------------    -------------------    -----------------
Prior to Initial Public Offering                                     426             66.67%                      284
      1997 Common Stock Offering

After Initial Public Offering
      1997 Common Stock Offering                                     426             33.33%                      142
      1998 Common Stock Offering                              10,000,000             33.33%                3,333,333
      Preferred Stock Converted to Common Stock               40,341,128             33.33%               13,447,043
                                                                                                     ---------------
                                                                                                          16,780,802


WEIGHTED AVERAGE SHARES OUTSTANDING                                                                       16,780,802

NET LOSS APPLICABLE TO COMMON STOCK                                                                    $(218,442,275)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                  $      (13.02)
                                                                                                       ==============